Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-230602), and Form S-8 (Nos. 333-256486 and 333-206134) of QNB Corp. and subsidiary of our report dated March 14, 2022, relating to the consolidated financial statements which appears in the annual report on Form 10-K for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Iselin, New Jersey

March 14, 2022